                                                                      EXHIBIT 4E



            [FORM OF FACE OF PERMANENT GLOBAL BEARER FIXED RATE NOTE]
                            LUCENT TECHNOLOGIES INC.
                        EURO-MEDIUM TERM NOTES, SERIES __
                          PERMANENT GLOBAL NOTE NO. __

         ANY UNITED STATES PERSON WHO HOLDS THIS OBLIGATION WILL BE SUBJECT TO LIMITATIONS UNDER THE UNITED STATES INCOME TAX LAWS, INCLUDING THE LIMITATIONS PROVIDED IN SECTIONS 165(j) AND 1287(a) OF THE INTERNAL REVENUE CODE.

         THIS NOTE IS A PERMANENT GLOBAL NOTE, WITHOUT COUPONS, EXCHANGEABLE FOR DEFINITIVE NOTES, WITH COUPONS, IF APPLICABLE, AT THE CORPORATE TRUST OFFICE OF THE TRUSTEE OUTSIDE OF THE UNITED STATES UPON 30 DAYS NOTICE TO THE TRUSTEE. THE RIGHTS ATTACHING TO THIS PERMANENT GLOBAL NOTE, ARE THE CONDITIONS AND PROCEDURES GOVERNING ITS EXCHANGE FOR DEFINITIVE NOTES, ARE AS SPECIFIED HEREIN AND IN THE INDENTURE (AS DEFINED HEREIN).

         NEITHER THE HOLDER NOR THE BENEFICIAL OWNERS OF THIS PERMANENT GLOBAL NOTE SHALL BE ENTITLED TO RECEIVE PAYMENT OF INTEREST HEREON EXCEPT PURSUANT TO THE PROVISIONS HEREOF.

         EXCEPT AS OTHERWISE PROVIDED IN SECTION 2.11 OF THE INDENTURE, THIS PERMANENT GLOBAL NOTE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITARY OR TO A SUCCESSOR OF THE DEPOSITARY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITARY.

Principal Amount:                Initial Optional Redemption Date:
                                                                  --------------
             U.S. $              Optional Redemption Price:
                   ------------                            ---------------------
Interest Rate:                   Annual Redemption Price Reduction:
              -----------------                                    -------------
Issue Price:                     Optional Repayment Date(s):
            -------------------                             --------------------
Original Issue Date:
                    -----------
Maturity Date:
              -----------------

--------------------------------------------------------------------------------

The following information is provided solely for the purpose of applying the U.S. Federal income tax original issue discount ("OID") rules to this note. If applicable, the information below will be completed.

Yield to Maturity:                                  Issue Date:

Maximum OID Attributable to initial Accrual         Maximum Total OID per $1,000
period per $1,000 of initial principal amount       of initial principal amount:
(computed under the
                    ----------------------
method):

--------------------------------------------------------------------------------

         This Permanent Global Note is a permanent global note in respect of a portion of a duly authorized issue of Euro-Medium Term Notes, Series ____________ (the "Notes") of Lucent Technologies Inc., a Delaware corporation (the "Company"), of the Principal Amount specified above (or such lesser amount as shall be the outstanding principal amount hereof after deduction of the aggregate principal amount of definitive Notes issued in exchange for a portion or portions hereof as set forth on Schedule A hereto) (such principal amount as so adjusted referred to herein as the "Principal Amount"), with the Issue Price specified above ("Issue Price"), the Original Issue Date specified above (the "Original Issue Date") and the Maturity Date specified above (the "Maturity Date") and bearing interest at the per annum Interest Rate specified above (the "Interest Rate"), issued pursuant to an Indenture dated as of _______ __, 1996 (the "Indenture"), between the Company and ___________________, as trustee (the "Trustee"). Unless the context otherwise requires, the terms used herein shall have the meanings specified in the Indenture and in the terms and conditions set forth herein.

         Subject to the provisions hereof, the Company for value received, hereby promises to pay to the holder, upon presentation and surrender hereof, the Principal Amount on the Maturity Date, or if such day is not a Business Day, on the next succeeding Business Day, unless earlier redeemed in accordance with the terms hereof, and to pay interest on said Principal Amount annually in arrears, at the Interest Rate, on April 15 of each year, commencing on the April 15 immediately succeeding the Original Issue Date, or, if any such day is not a Business Day, on the next succeeding Business Day, until payment of said Principal Amount has been made or duly provided for, and on the Maturity Date (each an "Interest Payment Date"). Interest will be computed on the basis of a 360-day year of twelve 30-day months. Such payments shall be made outside the United States in such coin or currency of the United States as at the time of payment shall be legal tender for the payment of public and private debts therein. "Business Day" means any day that is not a Saturday or Sunday, and that is neither a legal holiday nor a day on which banking institutions are authorized or required by law or regulation to close in The City of New York, the City of London or Brussels, Belgium.

         The terms and conditions of the Notes set forth on the reverse hereof, except as otherwise provided herein, shall be binding on the Company and the holder hereof and shall for all purposes have the same effect as though fully set forth at this place. Except as otherwise provided herein, the Company shall make all payments as and when provided herein and shall be bound by all its covenants set forth herein.

         This Permanent Global Note is exchangeable in whole or from time to time in part for a definitive Note or Notes, with coupons, if applicable, attached, having the same terms as this Permanent Global Note, upon 30 days' notice of the Trustee given through Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euro-clear System, or Centrale de Livraison de Valeurs Mobilieres, S.A. Upon exchange of any portion of this Permanent Global Note for a definitive Note or Notes, the Trustee shall endorse Schedule A of this Permanent Global Note to reflect the reduction of its Principal Amount by an amount equal to the aggregate principal amount of such Definitive Note or Notes, whereupon the Principal Amount hereof shall be reduced for all purposes by the amount so exchanged and noted. Except as otherwise provided herein or in the Indenture, until exchanged in full for a Definitive Note or Notes, this Permanent Global Note shall in all respects be subject to and entitled to the same benefits and conditions under the Indenture as the duly authenticated and delivered Definitive Note or Notes.

         This Permanent Global Note shall not be valid or become obligatory until the certificate of authentication hereon shall have been duly signed by the Trustee acting in accordance with the Indenture.

         This Permanent Global Note shall be governed by, and construed in accordance with, the laws of the State of New York.

         IN WITNESS WHEREOF, Lucent Technologies Inc. has caused this Permanent Global Note to be duly executed under its corporate seal.

Dated: _________________, 19___              LUCENT TECHNOLOGIES INC.

[SEAL]
Attest

__________________________                   BY: _______________________________
                                                 Title:


                          CERTIFICATE OF AUTHENTICATION

         This is one of the Securities described in the within-mentioned Indenture.

                                                 _______________________________
                                                 as Trustee

Date of Authentication:

                                             By:
_______________________________                 ________________________________
                                                 Authorized Signatory

                                   SCHEDULE A
                          EXCHANGE FOR DEFINITIVE NOTES

         The following exchanges of a part of this Permanent Global Note for one or more definitive Notes have been made:

                                                       Principal
                              Principal                 Amount                 Notation Made
                                Amount                Outstanding             by or on behalf
    Date of Exchange          Exchanged              After Exchange              of Trustee
    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

    ----------------          ---------              --------------           ---------------

                   [FORM OF REVERSE OF FIXED RATE BEARER NOTE]

1. Form, Denomination and Exchange

         This Note is a bearer Note and is in the denomination of U.S. $5,000 or an integral multiple thereof. Title to this Note and any coupon appertaining hereto will pass by delivery. This Note is an "Original Issue Discount Note" only if so stated in a legend on the face hereof.

         If this Note is a Temporary Global Note, on or after the 40th day following the Issue Date (the "Exchange Date") and provided that Final Certification (as defined below) with respect to all or a portion of this Note has occurred, this Note or such portion, as the case may be, will be canceled and replaced by a permanent global note, without interest coupons (a "Permanent Global Note"), to be deposited in London with a common depositary (the "Common Depositary") for Morgan Guaranty Trust Company of New York, Brussels office, as operator of the Euro-clear System ("Euro-clear") and Centrale de Livraison de Valeurs Mobilieres, S.A. ("CEDEL"). "Final Certification" means the delivery to the Trustee of a certificate (a "Clearing System Certificate") signed by Euro-clear or CEDEL, as the case may be, dated no earlier than the Exchange Date, to the effect that on such date, based solely on certifications it has received in writings by tested telex or by electronic transmission from member organizations appearing on its records as being entitled to a portion of the principal amount hereof, this Note (or the portion of the principal amount hereof specified in such Clearing System Certificate), (i) are owned by persons that are not citizens or residents of the United States, domestic partnerships, domestic corporations or any estate or trust the income of which is subject to United States Federal income taxation regardless of its source ("United States persons"), (ii) are owned by United States persons that (a) are foreign branches of United States financial institutions (as defined in U.S. Treasury Regulations
Section 1.165-12(c)(1)(v) ("financial institutions") purchasing for their own account or for resale, or (b) acquired the notes through foreign branches of United States financial institutions and who hold the Notes through such United States financial institutions on the date hereof (and in either case (a) or (b), each such United States financial institution has agreed, on its own behalf or through its agent, that Euro-clear or Cedel, as the case may be, may advise the Company or the Company's agent, that it will comply with the requirements of
Section 165(j)(3)(A), (B) or (C) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder), or (iii) are owned by United States or foreign financial institutions for purposes of resale during the restricted period (as defined in U.S. Treasury Regulations Section 1.163-5(c)(2)(i)(D)(7), and to the further effect that United States or foreign financial institutions described in clause (iii) above (whether or not also described in clause (i), (ii) or (iii)) have certified that they have not acquired the Notes for purposes of resale directly or indirectly to a United States person or to a person within the United States or its possessions.

         If this Note is a Permanent Global Note, upon 30 days' notice to the Trustees the holder hereof may exchange all or a portion of this Note for a definitive Note or Notes in bearer form, with coupons attached (if interest is payable on this Note), in any authorized denominations (each a "Definitive Note").

2. Payment and Paying Agents

         If this Note is a Temporary Global Note, interest, if any, payable in respect of an Interest Payment Date occurring prior to the Exchange Date will be paid to each of Euro-clear and CEDEL with respect to that portion of this Note held for its account by the Common Depositary upon certification by Euro-clear or CEDEL, as the case may be, to the Trustee, as specified in such Temporary Global Note.

         If this Note is a Permanent Global Note, interest or Additional Amounts, if any, payable in respect of an Interest Payment Date and the principal amount payable at maturity will be paid to each of Euro-clear and CEDEL, with respect to that portion of this Note held for its account by the Common Depositary. Each of Euro-clear and CEDEL will in such circumstances credit the interest, principal, or additional amount received by it with respect to the portion of such Permanent Global Note to than accounts of or for the beneficial owners thereof.

         If this Note is a Definitive Note, interest, if any, in respect of an Interest Payment Date will be paid, upon the presentation and surrender to one of the paying agents listed below of the appropriate coupon appertaining hereto, to the bearer thereof.

         Payments of principal of and interest, if any, and Additional Amounts, if any, on this Note will be payable, upon presentation and surrender of this Note or any coupon appertaining hereto, as the case may be, subject to any applicable laws and regulations, at the offices of such paying agents located outside the United States the Company may appoint from time to time. Such payments will be made, at the option of the holder of this Note or a coupon appertaining hereto, as the case may be, by a check mailed or delivered outside the United States, or, upon written notice reasonably given, by transfer to a U.S. dollar account maintained by the payee with a bank located outside the United States. No payment with respect to this Note will be made at the principal corporate trust office of the Trustee or any other paying agency maintained by the Company in the United States nor will such payment be made by transfer to an account, or by mail to an address, in the United States. Notwithstanding the foregoing, payments in U.S. dollars of principal of and interest, if any, and Additional Amounts, if any, on this Note will be made at the principal corporate trust office of the Trustee in The City of New York if payment of the full amount hereof at all paying agencies outside the United States is illegal or effectively precluded by exchange controls or other similar restrictions provided that provision for such payment in the United States would not cause such Note to be treated as a "registration-required obligation" under United States federal income tax law.

         The Company has initially appointed as paying agents of this Note the corporate trust office of _______________________ in London and ________________
in Luxembourg. The Company may terminate the appointment of any of the paying agents from time to time, except that the Company will maintain at least one paying agent in a city where this Note may be presented for payment and may be surrendered for exchange; provided, that so long as this Note is listed to the Luxembourg Stock Exchange and such stock exchange shall so require, the Company will maintain a paying agent in Luxembourg for this Note.

         All moneys paid by the Company to a paying agent for the payment of principal of or interest, if any, or Additional Amounts, if any, on this Note which remain unclaimed at the end of two years after such principal, interest, if any, or Additional Amounts, if any, shall have become due and payable will be repaid to the Company and the holder of this Note or any coupon appertaining hereto will thereafter look only to the Company for payment thereof.

3. Optional Redemption

         Unless the face of this Note indicates that an Optional Redemption Price is applicable to such Note, this Note will not be redeemable prior to its maturity at the option of the Company except in the event of certain changes involving United States taxes or the imposition of certain information reporting requirements, as described below. If the face of this Note indicates that an Optional Redemption Price is applicable to this Note, then this Note may be redeemed at the option of the Company as a whole, or from time to time in part, on or after the Initial Optional Redemption Date specified on the face hereof and prior to the Maturity Date, at the Optional Redemption Price specified on the face hereof (expressed as a percentage of the principal amount hereof, provided that if this Note is an Original Issue Discount Note, the principal amount payable upon redemption hereof shall be limited to the principal amount of the Note that would then be due and payable upon acceleration hereof as provided in the second paragraph of Section 6 hereof) (such Optional Redemption Price being subject to reduction as hereinafter provided), together in each case with accrued interest to the date of redemption and Additional Amounts (as hereinafter defined), if any; provided that if the face of this Note indicates that this Note is subject to an "Annual Redemption Price Reduction," then the Optional Redemption Price shall decline at each anniversary of the Initial Optional Redemption Date by the Annual Redemption Price Reduction until the Optional Redemption Price is 100% of such principal amount. Notice of intention to redeem Notes pursuant to this paragraph will be given to the holders of the Notes in accordance with "Notices" below. Such notices will be given at least once upon not less than 30 nor more than 60 days' notice. Such notices of redemption shall specify the date fixed for redemption and the applicable redemption price. If less than all the Notes with like tenor and terms are to be redeemed, the Notes to be redeemed shall be selected by the Trustee by such method as the Trustee shall deem appropriate and fair.

         The Notes may be redeemed at the option of the Company, in whole, but not in part, at any time at a redemption price equal to 100% of the principal amount (provided that if this Note is an Original Issue Discount Note, the principal amount payable upon redemption hereof shall be limited to the principal amount of this Note that would then be due and payable upon acceleration hereof as provided in the second paragraph of Section 6 hereof), together with accrued interest to the date fixed for redemption, if the Company shall determine that as a result of (a) any change in or amendment to the laws (or any regulations or rulings promulgated thereunder) of the United States or of any political subdivision or taxing authority thereof or therein, or any change in or clarification of an official position regarding the application or official interpretation of such laws, regulations or rulings, or (b) any action taken by a taxing authority of, or decision rendered by a court of competent jurisdiction in, the United States or any political subdivision thereof or therein, whether or not such action or decision is generally applied or is taken or rendered with respect to the Company, which change, amendment, clarification, action or decision becomes effective after the original issuance of any Notes, the Company has or will become required to pay additional amounts as described below under "Payment of Additional Amounts" and such obligation cannot be avoided by the Company taking reasonable measures available to it at nominal cost. Prior to the publication of any notice of redemption pursuant to this paragraph, the Company shall deliver to the Trustee (i) a certificate stating that the Company is entitled to effect such redemption and setting forth a statement of facts showing that the conditions precedent to the right of the Company to so redeem have occurred, and (ii) an opinion of counsel, satisfactory to the Trustee, to such effect based on such statement of facts. In the case of any such redemption of the Notes, notice of such redemption will not be given more than 90 days before the first date on which the Company would have been required to pay the additional amounts were a payment on the Notes then due.

         If the Company shall determine, based upon a written opinion of independent counsel, that any payment made outside the United States by the Company or any of its Paying Agents in respect of any Note or coupon would, under any present or future laws or regulations of the United States, be subject to any certification, information or other reporting requirement of any kind, the effect of which requirement is the disclosure to the Company, any Paying Agent or any governmental authority of the nationality, residence or identity of a beneficial owner of such Note or coupon who is a United States Alien as defined under "Payment of Additional Amounts" (other than a requirement (a) that would not be applicable to a payment made by the Company or any Paying Agent (i) directly to the beneficial owner, or (ii) to a custodian, nominee or other agent, or (b) which could be satisfied by such a custodian, nominee or other agent certifying to the effect that such beneficial owner is a United States Alien; provided, however, that in each case referred to in clauses (a)(ii) and
(b) payment by such custodian, nominee or agent to such beneficial owner is not otherwise subject to any requirement referred to in this sentence), the Company at its election shall either (x) redeem the Notes, as a whole and not in part, at a redemption price equal to 100% of the principal amount thereof (provided that if this Note is an Original Issue Discount Note, the principal amount payable upon redemption hereof shall be the principal amount of this Note that would then be due and payable upon acceleration hereof as provided in the second paragraph of Section 6 below) together with accrued interest to the date fixed for redemption, or (y) if the conditions of the third paragraph under "Payment of Additional Amounts" are satisfied, pay the additional amounts specified in such paragraph. The Company shall make such determination as soon as practicable, notify the Trustee, and publish prompt notice thereof ("Determination Notice"), stating the effective date of such certification, information or reporting requirement, whether the Company will redeem the Notes or pay the additional amounts specified in the third paragraph under "Payment of Additional Amounts", and (if applicable) the last date by which the redemption of the Notes must take place, as provided in the next succeeding sentence. If the Notes are to be redeemed, such redemption shall take place on such date, not later than one year after the publication of the Determination Notice, as the Company shall elect by notice to the Trustee at least 60 days before the date fixed for redemption, unless shorter notice is acceptable to the Trustee. Notwithstanding the foregoing, the Company shall not so redeem the Notes if the Company shall subsequently determine, based upon a written opinion of independent counsel, not less than 30 days prior to the date fixed for redemption, that subsequent payments would not be subject to any certification, information or other requirement, in which case the Company shall notify the Trustee, which shall publish prompt notice of such subsequent determination and any earlier redemption notice shall be revoked and of no further effect. If the Company elects as provided in clause (y) above to pay additional amounts, and as long as the Company is obligated to pay such additional amounts, the Company may subsequently redeem the Notes, at any time, as a whole and not in part, at a redemption price equal to 100% of their principal amount (provided that if this Note is an Original Issue Discount Note, the principal amount payable upon redemption hereof shall be the principal amount of this Note that would then be due and payable upon acceleration hereof as provided in the second paragraph of
Section 6 below), together with accrued interest, if any, to the date fixed for redemption, but without reduction for any applicable United States withholding taxes.

         Notice of intention to redeem Notes pursuant to the two preceding paragraphs will be given to the holders of the Notes in accordance with "Notices" below. Notice will be given at least once not more than 90 nor less than 30 days prior to the date fixed for redemption. Notices of redemption will specify the date fixed for redemption and the applicable redemption price.

         This Note should be presented for payment upon redemption together with all unmatured coupons, failing which (i) the amount of any missing unmatured coupons will be deducted from the sum due for payment or (ii) in lieu thereof, indemnity satisfactory to the Company and the Paying Agent will be supplied to the Company and the paying Agent by the person presenting. Each amount so deducted will be paid in the manner mentioned above against surrender of the missing coupon.

4. Notices

         Notices to holders of Notes will be given by publication once in each of four successive calendar weeks in English in a leading daily newspaper of general circulation in London, and, so long as the Notes are listed on the Luxembourg Stock Exchange and such stock exchange so requires, in a daily newspaper of general circulation in Luxembourg or, if publication in either London or Luxembourg is not practical, elsewhere in Western Europe. Such publication is expected to be made in the Financial Times, The Wall Street Journal, and the Luxembourg Wort. Such notices will be deemed to have been given on the date of the first publication or, if published in such newspapers on different dates, on the dates of the first such publication.

5. Payment of Additional Amounts

         The Company will, subject to the exceptions and limitations set forth below, pay as additional interest to the holder of this Note or a coupon appertaining hereto who is a United States Alien (as defined below) such amounts ("Additional Amounts") as may be necessary so that every net payment of the principal of and interest on this Note, after deduction or withholding for or on account of any present or future tax, assessment or other governmental charge imposed on or as a result of such payment by the United States or any political subdivision or taxing authority thereof or therein, will not be less than the amount provided for herein or in such coupon to be then due and payable. However, the Company will not be required to pay any such additional amounts for or on account of:

         (a) any tax, assessment or other governmental charge (i) which would not have been so imposed but for the existence of any present or former connection between such holder (or between a fiduciary, settlor or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or a trust, or a member or shareholder of such holder, if such holder is a partnership or corporation) and the United States, the Commonwealth of Puerto Rico or any territory or possession of the United States or areas subject to its jurisdiction, as the case may be, including, without limitation, such holder (or such fiduciary, settlor, beneficiary, person holding a power, member or shareholder) being or having been a citizen or resident thereof or treated as a resident thereof, or being or having been engaged in a trade or business therein, or being or having been present therein, or having or having had a permanent establishment therein,
     (ii) imposed by reason of such holder's past or present status as a personal holding company, foreign personal holding company or a controlled foreign corporation with respect to the United States, a corporation which accumulates earnings to avoid United States federal income tax, or as a private foundation or other tax exempt organization, or (iii) imposed by reason of the holder's past or present status as the actual or constructive owner of 10% or more of the total combined voting power of all classes of stock of the Company entitled to vote, or a controlled foreign corporation that is related to the Company through stock ownership;

         (b) any estate, inheritance, gift sales, transfer, personal property, interest equalization, franchise, excise or similar tax, assessment or other governmental charge;

         (c) any tax, assessment or other governmental charge which is payable otherwise than by withholding from payment on any Note or coupon;

         (d) any tax, assessment or other governmental charge required to be withheld by any Paying Agent from any payment on any Note or coupon. if such payment can be made without such withholding by any other Paying Agent of the Company in Western Europe;

         (e) any tax, assessment or other governmental charge which would not have been imposed but for a failure to comply with applicable certification, information, documentation or other reporting requirements concerning the nationality, residence, identity or connection with the United States of the holder or beneficial owner of a Note or coupon if such compliance is required by statute or regulation of the United States as a precondition to relief or exemption from such tax, assessment or other governmental charge;

         (f) any tax, assessment or other governmental charge which would not have been imposed but for the presentation by the holder of any Note or any coupon appertaining thereto for payment on a date more than 10 days after the date on which such payment became due and payable or the date on which payment thereof was duly provided for, whichever occurred later; or

         (g) any combination of items (a), (b), (c), (d), (e) and (f);

nor will Additional Amounts be paid with respect to any payment on this Note or coupon to a holder who is a fiduciary or partnership or other than the sole beneficial owner of such payment to the extent a beneficiary or settlor with respect to such fiduciary or a member of such partnership or a beneficial owner would not have been entitled to the Additional Amounts had such beneficiary, settlor, member or beneficial owner been the holder of this Note or coupon.

         The term "United States Alien" means any person who, for United States federal income tax purposes, is a foreign corporation, a nonresident alien individual, a nonresident alien fiduciary of a foreign estate or trust, or a foreign partnership one or more of the members of which is, for United States federal income tax purposes, a foreign corporation, a nonresident alien individual or a nonresident alien fiduciary of a foreign estate or trust.

         Notwithstanding the foregoing, if and so long as the certification, identification, documentation, information or other reporting requirements applicable to this Note or coupons, if any, appertaining thereto referred to in the third paragraph under "Optional Redemption" above would be fully satisfied by payment of a backup withholding tax or similar charge, the Company may elect, by so stating in the Determination Notice, to have the provisions of this paragraph apply in lieu of the provisions of such paragraph relating to redemption. In such event, the Company will pay as additional amounts such amounts as may be necessary so that following the effective date of such requirements every net payment made outside the United States by the Company or any Paying Agent of principal of and interest, if any, on this Note of which the beneficial owner is a United States Alien (but without any requirement that the nationality residence or identity of such beneficial owner be disclosed to the Company, any payment agent or any United States governmental authority), after deduction or withholding for or on account of such backup withholding tax or similar charge (other than a backup withholding tax or similar charge which is (i) the result of a certification, identification, documentation, information or other reporting requirement described in the first parenthetical clause of such paragraph, or (ii) imposed as a result of the fact that the Company or any Paying Agent has actual knowledge that the beneficial owner of this Note or coupon is within the category of persons described in clause (a) of the first paragraph of this section, or (iii) imposed as a result of presentation of this Note or coupon for payment more than 15 days after the later of the date on which such payment becomes due and payable or the date on which payment thereof is duly provided for), will not be less than the amount provided for in this Note or coupon to be then due and payable.

6. Events of Default

         The occurrence of one or more of the following events shall constitute an Event of Default with respect to the Notes (i) default for 30 days in the payment of interest on the Notes when the same becomes due and payable and continuance of such default for a period of 90 days; (ii) default in the payment of the principal of any of the Notes when the same becomes due and payable at maturity, upon redemption or otherwise; (iii) failure to perform any other covenant or agreement of the Company in the Indenture for the benefit of the Notes, continued for 90 days after written notice as provided in the Indenture and (iv) certain events of insolvency, as provided in the Indenture.

         If an Event of Default with respect to the Notes at the time outstanding occurs and is continuing, either the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding Notes by notice as provided in the Indenture may declare the principal amount of all the Notes to be due and payable immediately; provided, however, that if this Note is an Original Issue Discount Note, the amount in respect of this Note that will become so due and payable will be the sum of (i) the Issue Price specified in the legend on the face hereof multiplied by the Principal Amount, (ii) the aggregate of the portions of the original issue discount which shall be added cumulatively each April 15 for each annual period terminated prior to the date of acceleration and (iii) accrued amortization of the original issue discount (calculated using the "constant interest" method, in accordance with generally
accepted accounting principles in effect in the United States on         , 1996)
from the preceding April 15 to the date of acceleration. The portion of the original issue discount added each April 15 in respect of each such annual period shall be the yield to maturity specified in the legend on the face hereof times the adjusted principal amount as calculated in accordance with the immediately preceding sentence for the preceding April 15.

         As used in this Section 6 and in Section 7, the term "principal amount" means, in the case of any Original Issue Discount Note, the amount that would then be due and payable upon redemption or acceleration of the maturity thereof, as the case may be, as specified in such Note.

7. Modification, Waiver and Meeting

         Modifications and amendments of the Indenture may be made by the Company and the Trustee with the consent of the holders of not less than a Majority in aggregate principal amount of all the outstanding Securities of each series affected by such supplemental indenture (with each series voting as a class). Under certain circumstances set forth in the Indenture, the Company and the Trustee may without the consent of the holders of the Securities enter into a supplemental indenture.

         The holders of not less than a majority in aggregate principal amount of the outstanding Securities of each Series (as defined in the Indenture) affected by such waiver with each series voting as a class may, by notice to the Trustee on behalf of all holders of Notes, waive any past default or compliance by the Company with any provision of the Indenture of the Securities of any such series, provided, however, that without the consent of each Securityholder affected thereby, no amendment or waiver may:

         (1) reduce the amount of securities whose holders must consent to an amendment or waiver;

         (2) change the rate of or change the time for payment of interest on any Security;

         (3) change the principal of or change the fixed maturity of any Security;

         (4) waive a Default in the payment of the principal of or interest on any Security;

         (5) make any Security payable in money other than that stated in the Security; or

         (6) make any change for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults.

         This Note may be exchanged for an equal principal amount of Notes of the same maturity, interest rate, and original issue date in any authorized denominations upon delivery to a Paying Agent of the Note with all unmatured coupons and all matured coupons in default appertaining thereto and if all requirements of such Paying Agent for such exchange are met.

         A meeting of the holders of the Notes may be called at any time by the Trustee, the Company or the holders of at least 25% in aggregate principal amount of the outstanding Notes, in any such case upon notice given in accordance with Section 4, "Notices". Under the Indenture, the Trustee may make reasonable rules for action by, or a meeting of, the holders of the Notes.

8. Repayment at option of Holder

         Unless an Optional Repayment Date or Dates is indicated on the face of this Note, this Note shall not be subject to repayment at the option of the holder prior to this Maturity Date. If an Optional Repayment Date or Dates is indicated on the face of this Note, this Note may be subject to repayment on the Optional Repayment Date or Dates specified on the face hereof on the terms set forth herein. On any Optional Repayment Date, this Note may be payable in whole or in part in increments of U.S. $1,000 (provided that any remaining principal amount hereof shall not be less than the minimum authorized denomination hereof) at the option of the holder hereof at a price equal to 100% of the principal amount to be repaid (provided that if this Note is an Original Issue Discount Note, the principal amount payable upon any such repayment hereof shall be the principal amount of this Note that would then be due and payable upon acceleration hereof as provided in the second paragraph of Section 6 above), together with interest hereon payable to the date of repayment and Additional Amounts, if any. For this Note to be repaid in whole or in part at the option of the holder hereof, the Company must receive at the corporate trust office of the Trustee in the Borough of Manhattan, The City of New York, at least 30 calendar days but not more than 45 calendar days prior to the date of repayment (i) this Note with the form entitled "Option to Elect Repayment" on the reverse hereof duly completed or (ii) a telegram, telex, facsimile transmission or a letter from a member of a national securities exchange, the National Association of Securities Dealers, Inc. or a commercial bank or trust company in the United States setting forth the name of the holder of this Note, the principal amount of this Note, the principal amount of this Note to be repaid, the certificate number of a description of the tenor or terms of this Note, a statement that the option to elect repurchase is being exercised thereby and a guarantee that this Note to be repaid, together with the duly completed form entitled "Option to Elect Repayment" on the reverse hereof, will be received by the Trustee not later than the fifth Business Day after the date of such telegram, telex, facsimile transmission or letter, and this Note and form duly completed must be received by the Trustee by such fifth Business Day.

                            OPTION TO ELECT REPAYMENT

         The undersigned hereby irrevocably request(s) and instruct(s) the Company to repay the within Note (or portion thereof specified below) pursuant to its terms at a price equal to the principal amount thereof, together with interest to the Optional Repayment Date, to the undersigned at


              ---------------------------------------------------
                       (Please print or typewrite the name
                        and address of the undersigned.)

If less than the entire principal amount of the within Note is to be repaid, specify the portion thereof (which shall be increments of U.S. $1,000) which the
holder elects to have repaid:                      ; and specify the
denomination or denominations (which shall not be less than the minimum authorized denomination) of the Notes to be issued to the holder or the portion of the within Note not being repaid (in the absence of any such specification, one such Note will be issued for the portion not being repaid):

-----------------------

Date:
     -----------------------             ---------------------------------------
                                         NOTICE: The Signature on this Option to
                                         Elect Repayment must correspond with
                                         the name as written upon the face of
                                         the within instrument in every
                                         particular without alteration or
                                         enlargement